[MYERS LOGO]

September 9, 2024

Dave Basque

1293 South Main Street

Akron, OH 44301

Dear Dave:

This letter agreement (the “Agreement”) sets forth the terms of your service as Interim President and Chief Executive Officer (“CEO”) of Myers Industries, Inc. (the “Company”). You agree to serve as Interim President and CEO during the period beginning on September 9, 2024 and continuing until the date the Board of Directors of the Company (the “Board”) appoints a permanent President and/or CEO, subject to the terms and conditions set forth in this Agreement (the “Interim Period”). During the Interim Period, you also shall continue to hold your position as the Company’s Vice President – Special Projects.

1. Duties as Interim President and CEO. In your capacity as Interim President and CEO, you will perform such duties and have such responsibilities for leadership of the Company and as may be assigned to you from time to time by the Board.

2. Cash Stipend. As compensation for your increased responsibilities during the Interim Period, in addition to your current base salary, you will receive a monthly cash stipend of $50,000 (the “Cash Stipend”), prorated for any partial months of your service as Interim President and CEO during the Interim Period. The Cash Stipend will be subject to any applicable taxes and withholdings and paid in accordance with the Company’s normal payroll procedures. For the avoidance of doubt, the Cash Stipend shall be in addition to any other compensation you are currently eligible to receive from the Company.

3. Retention Bonus. If you remain continuously employed as Interim President and CEO during the Interim Period, the Company will pay you a Retention Bonus of $500,000 (“Retention Bonus”). The Retention Bonus will be paid, net of applicable taxes and withholdings, as of the first payroll date following the date the Board appoints a permanent President and/or CEO.

4. Termination of Service During Interim Period.

(a) If, during the Interim Period, your service as Interim President and CEO ends due to (i) your death, (ii) termination of your employment by the Company without Cause or by you for Good Reason, or (iii) your removal from that position by the Board, determined in its sole discretion, while you continue to remain employed as Vice President – Special Projects, then you will be entitled to receive the full Retention Bonus, net of applicable taxes and withholdings, payable within 30 days after the date of such death, termination, or removal. You will also receive the prorated amount of your current base salary and Cash Stipend earned through the date of death, termination, or removal.

(b) If your service as Interim President and CEO ends during the Interim Period due to (i) the termination of your employment by you or the Company for any reason other than as set forth in Section 4(a), or (ii) you resign as Interim President and CEO but remain employed as Vice President, Special Projects, you will forfeit the entire amount of the Retention Bonus and it will not be paid to you. You will only receive the prorated amount of your current base salary and Cash Stipend earned through the date of termination.

5. Employment following Interim Period or Removal. Following the end of the Interim Period or the Board’s decision to remove you as Interim President and CEO while you retain your employment, the Company will permit you to continue in your position as Vice President – Special Projects, at your current base salary, through August 31, 2025. You will not receive the Cash Stipend after the Interim Period or date of removal from the Interim President and CEO position with continued employment.

6. Treatment of 2024 Award of Performance Stock Units (“PSUs”). If before August 31, 2025, your employment with the Company is terminated by the Company without Cause or by you for Good Reason, the outstanding and unvested PSUs granted to you in 2024 pursuant to the Myers Industries, Inc. 2024 Long-Term Incentive Plan (the “LTIP”), as amended from time to time, and the related Performance Stock Unit Award Agreement (the “Award Agreement”) will become immediately vested. Such PSUs will remain subject to all other terms and conditions of the LTIP and the Award Agreement. In the event that your employment terminates for any other reason before August 31, 2025, your right to any outstanding PSUs granted pursuant to the LTIP and the 2024 Award Agreement will be governed by the terms and conditions of the LTIP and the Award Agreement. All other grants of restricted stock units or performance stock units shall remain subject to the terms and conditions of the respective award agreements under which such grants were made.

7. Cause and Good Reason. For purposes of this Agreement the terms “Cause” and “Good Reason” shall have the meanings and conditions ascribed to those terms in the Myers Industries, Inc. Senior Officer Severance Plan, as amended and restated

effective April 26, 2023, and as amended October 25, 2023 (the “Plan”). For purposes of clarity, the Plan’s definitions of “Cause” and “Good Reason” apply to this Agreement, but you are no longer an officer who is eligible to participate in the Plan and therefore you are not entitled to benefits under the Plan.

8. Acknowledgment and Section 409A Compliance.

(a) You acknowledge that neither the Company nor any of the Company’s affiliates, officers, shareholders, employees, agents or representatives has provided or is providing you with tax advice regarding this Agreement or any other matter, and the Company has advised you to consult with your own tax advisor with respect to the tax consequences associated with this Agreement.

(b) It is intended that this Agreement and the payments and benefits hereunder comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement and the terms hereof shall be interpreted and administered in a manner consistent with such intent. Notwithstanding the foregoing, in no event whatsoever will the Company or any of its affiliates be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A of the Code or for damages for failing to comply with Section 409A of the Code or the Treasury Regulations thereunder. For purposes of this Agreement, termination of employment means a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(c) Whenever payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be determined solely by the Company.

(d) If you are a “specified employee” within the meaning of Section 409A of the Code at the time of your “separation from service” within the meaning of Section 409A of the Code, then any payment otherwise required to be made under this Agreement on account of your separation from service, to the extent such payment (after taking into account all exclusions applicable to such payment under Section 409A of the Code) is properly treated as deferred compensation subject to Section 409A of the Code, shall not be made until the first business day after (i) the expiration of six months from the date of your separation from service, or (ii) if earlier, the date of your death.

9. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to your appointment as Interim President and CEO, and supersedes and replaces any and all prior or contemporaneous representations or agreements, whether oral or written, relating thereto, with the exception that your Non-Competition, Non-Solicitation and Confidentiality Agreement effective August 31, 2023 shall remain in effect. For purposes of clarification, except as specified in Section 5 of this Agreement, the treatment of all outstanding stock options, restricted stock, restricted stock units, performance stock units or similar awards granted to you under the Company’s equity-based incentive plans shall remain subject to the terms and conditions of the respective award agreement.

10. Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

11. Modifications. No modification or amendment of this Agreement will be effective unless the same be in a writing duly executed by all the parties hereto.

12. No Other Benefits. The Cash Stipend and Retention Bonus each are special incentive payments and shall not be taken into account in computing the amount of your salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company or its subsidiaries or affiliates, unless such plan expressly provides otherwise.

13. Governing Law. This Agreement will be governed by and construed exclusively in accordance with the laws of the State of Ohio, regardless of choice of law requirements.

14. Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.

We are excited to extend this opportunity to you. Please sign below to indicate your agreement with the terms of this Agreement.

Sincerely,

/s/ F. Jack Liebau, Jr._________________________

F. Jack Liebau, Jr.

Chairman of the Board of Directors

Accepted and Agreed to by:

/s/ Dave Basque_____________________________ September 9, 2024___________

Dave Basque Date